Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

As of September 30, 2014

Subsidiary	Jurisdiction of Incorporation

HK Engine Components, LLC	Indiana

ICS Holdings LLC	Arizona

IES Commercial, Inc.	Delaware

IES Commercial & Industrial, LLC	Delaware

IES Consolidation, LLC	Delaware

IES Management, LP	Texas

IES Management ROO, LP	Texas

IES Operations Group, Inc.	Delaware

IES Properties, Inc.	Delaware

IES Purchasing & Materials, Inc.	Delaware

IES Renewable Energy, LLC	Delaware

IES Residential, Inc.	Delaware

IES Shared Services, Inc.	Delaware

IES Subsidiary Holdings, Inc	Delaware

IES Tangible Properties, Inc.	Delaware

Integrated Electrical Finance, Inc.	Delaware

Key Electrical Supply, Inc.	Texas

Magnetech Industrial Services, Inc.	Indiana

Thomas Popp & Company	Ohio